Management/Investment Advisory Agreement

                             (U.S. Government Fund)

     This Agreement is made as of the 30th day of October, 2000 by and between CORTLAND TRUST, INC., a Maryland corporation (the "Fund") on behalf of its U.S. Government Fund Series, and REICH & TANG ASSET MANAGEMENT, L.P., a Delaware limited partnership (the "Manager"), with respect to the following recital of fact:

                                     RECITAL

     WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended, (the "1940 Act") and the rules and regulations promulgated thereunder; and

     WHEREAS, the Manager is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment advisor; and

     WHEREAS, the Fund is authorized to issue shares of common stock in separate series, with each such series representing shares in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund intends to offer shares in three series called the U.S. Government Fund, the Cortland General Money Market Fund and the Municipal Money Market Fund (such series, being referred to as the "Series"); and

     WHEREAS, the Fund and the Manager desire to enter into an agreement to provide for comprehensive management and investment advisory services for the U.S. Government Fund (the "USGF") on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Appointment of the Manager. The Manager shall manage the Fund's affairs and shall supervise all aspects of the Fund's operations (except as otherwise set forth herein) and provide or procure on behalf of the Fund all investment management, administrative and distribution services, as set forth below, subject at all times to the policies and control of the Fund's Board of Directors. The Manager shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as Manager. The Manager shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The Manager's specific responsibilities shall include the following:

     2. Investment Management. The Manager shall act as investment manager for the USGF and shall, in such capacity, supervise the investment and reinvestment of the cash, securities or
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other properties comprising the USGF's portfolio, subject at all times to the policies and control of the Fund's Board of Directors. The Manager shall give the USGF the benefit of its best judgment, efforts and facilities in rendering its services as investment manager.

     3. Investment Analysis and Implementation. In carrying out its obligations under paragraph 2 hereof, the Manager shall:

          (a) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the USGF's portfolio and whether concerning the individual issuers whose securities are included in the USGF's portfolio or the activities in which the issuers engage, or with respect to securities which the Manager considers desirable for inclusion in the USGF's portfolio:

          (b) determine which issuers and securities shall be represented in the USGF's portfolio and regularly report thereon to the Fund's Board of Directors;

          (c) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Fund's Board of Directors; and

          (d) take, on behalf of the USGF, all actions which appear to the Fund necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of securities for the USGF.

     4. Broker-Dealer Relationships. The Manager is responsible for decisions to buy and sell securities for the USGF's portfolio, broker-dealer selection, and negotiation of brokerage commission rates. Allocation of transactions, including their frequency, to various dealers will be determined by the Manager it its best judgment and in a manner deemed to be in the best interest of shareholders of the USGF rather than by any formula. The primary consideration will be prompt execution of orders in an effective manner at the most favorable price.

     5. Control by Board of Directors. Any investment program undertaken by the Manager pursuant to this Agreement, as well as any other activities undertaken by the Manager on behalf of the USGF pursuant thereto, shall at all times be subject to any directives of the Board of Directors of the Fund.

     6. Administrative Services. The Manager shall perform or monitor the performance of, administrative and management services in connection with the operations of the USGF and shall investigate, assist in the selection of and conduct relations with any of the following employed by the Fund to render services to the USGF and its stockholders: custodians, depositories, transfer agents, if any, dividend and disbursing agents, other shareholder service agents (including overseeing broker-dealers and financial institutions which have entered into agreements with the USGF's distributor to provide shareholder account and/or distribution services as contemplated under the provisions of any distribution agreement to be entered into between the Fund and the USGF's distributor), accountants, attorneys, underwriters, corporate fiduciaries, insurers, banks and such other persons in any such capacity deemed to be necessary or advisable. The Manager shall arrange and pay for the periodic updating, printing and related expenses of the registration statement relating to the USGF's shares and supplements thereto, prepare and pay for the preparation of all proxy statements and other required reports to shareholders, and register or qualify, and maintain such registration or qualification, for sale of the amount of shares required by the laws of any state in which the Fund deems it appropriate to offer the USGF's shares for sale. The Manager shall provide the Fund's Board of Directors on a regular basis financial reports on and analyses of the USGF's operations and the operations of comparable investment companies. The Manager shall make reports to the Board of Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to other aspects of the business and affairs of the USGF as the Fund shall determine desirable.

     7. Accounting Services. The Manager shall furnish, or cause to be furnished, to the USGF all necessary accounting services, including:

          (i) the computation of the USGF's net asset value per share at such times on such dates and in the manner specified in the Fund's Articles of Incorporation, By-Laws and/or currently effective registration statement;

          (ii) the computation of the USGF's net income per share for dividend purposes at such times and dates and in the manner specified in the Fund's Articles of Incorporation, By-Laws and/or currently effective registration statement;

          (iii) the accrual of interest and other income payable in respect of the USGF's portfolio securities;

          (iv) the preparation and filing of all federal, state and local tax reports with respect to the USGF; and

          (v) the maintenance of the books, accounts and financial records of the USGF and preservation thereof in accordance with the applicable provisions of the 1940 Act.

The Manager shall furnish to the Fund or cause to be furnished to the Fund, without charge to the Fund, the services of a principal financial officer and such assistant officers as the Board of Directors may require and shall furnish without charge to the USGF all necessary office space, equipment, supplies and utilities in order to perform the accounting functions.

     8. Shareholder Account Record Services. The Manager agrees to furnish all necessary data processing equipment, supplies, personnel and services required for the Fund to maintain its shareholder account records. In connection therewith, the Manager shall receive all daily share purchase and redemption information including information with respect to dividends reinvested, and shall timely post said information to the accounts of shareholders of the Fund. The Manager shall assist the Fund in maintaining all required books and records with respect to shareholder purchases, redemptions, dividends paid and dividends reinvested and shall assist the Fund by preparing for filing all required reports and returns, including federal reports with respect to dividends paid and with respect to proper tax identification number reporting.

     9. Shareholder Services and Distribution. The Fund has adopted plans of distribution pursuant to Rule 12b-1 under the 1940 Act (the "Plans") and has employed a registered broker-dealer (the "Distributor") to serve as principal underwriter of the USGF's shares. In connection with the Plans, the Manager will be responsible for conducting the Fund's relations with the Distributor and with broker/dealers and financial institutions that may establish and maintain accounts with the USGF on behalf of their clients or customers.

     10. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Manager shall at all times conform to:

          (a) all applicable provisions of the 1940 Act; and

          (b) the provisions of the Registration Statement of the Fund under the Securities Act of 1933 and the 1940 Act; and

          (c) the provisions of the Fund's Articles of Incorporation, as amended; and

          (d) the provisions of the By-Laws of the Fund, as amended; and

          (e) any other applicable provisions of state and federal law.

     11. Expenses. The expenses connected with the USGF shall be borne by the Manager as follows:

          (a) If requested by the Fund, the Manager shall furnish, at its expense and without cost to the Fund, the services of a President, Secretary and one or more Vice Presidents of the Fund, to the extent that such additional officers may be required by the Fund or for the proper conduct of the affairs of the USGF.

          (b) The Manger shall further maintain, at its expense and without cost to the USGF, a trading function in order to carry out its obligations under subparagraph (d) of paragraph 3 hereof to place orders for the purchase and sale of portfolio securities for the USGF.

          (c) The Manager shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Manager shall also provide the equipment, office space, facilities and supplies necessary to perform the services set forth in paragraphs 6, 7, 8, and 9 hereof as well as provide equipment, office space, facilities and supplies necessary to maintain one or more offices of the Fund, as may from time to time be required by the Fund's Board of Directors. The Manager shall pay the compensation, if any, of officers of the Fund who are officers or employees of the Manager. The Manager shall timely pay (or reduce its fee in an amount equal to) all expenses of the USGF unless expressly assumed by the Fund or the Distributor; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; all fees payable by the Fund to federal, state, or other governmental agencies; the costs and expenses of engraving or printing stock certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the USGF and its shares with the Securities and Exchange Commission and various states and other jurisdictions (including filing fees, legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the USGF's shareholders; all expenses of shareholders' meetings (other than as set forth in subparagraph (d)(i) of this paragraph 11 and of preparing, printing and mailing proxy statements and reports to shareholders; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the USGF's shares; routine fees and expenses of legal counsel and of independent accountants, in connection with any matter relating to the Fund; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; and all other charges and costs of the USGF's operations.

          (d) The Fund shall be responsible for payment of the following expenses not borne by the Manager: (i) the fees of the directors who are not "interested persons" of the Fund, as defined by the 1940 Act, and travel and related expenses of the directors for attendance at meetings,
     (ii) membership dues of any industry association, (iii) interest, taxes and brokerage commissions, (iv) extraordinary expenses, if any, including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto, and (v) any shareholder service or distribution fee payable by the Fund under the Plans.

     12. Compensation. For the services to be rendered, the facilities furnished and the expenses assumed by the Manager, the Fund shall pay to the Manager on behalf of the USGF monthly compensation at the sum of the amounts determined by applying the following annual rates to the Series' aggregate daily net assets:
 .80% of the first $500 million of the Series' aggregate daily net assets, .775% of the Series' aggregate daily net assets in excess of $500 million but less than $1 billion, .75% of the Series' aggregate daily net assets in excess of $1 billion but less than $1.5 billion, plus .725% of the Series' aggregate daily net assets in excess of $1.5 billion and then multiplying the result by a fraction, the denominator of which is the average daily net assets of the Series for the period and the numerator of which is the average daily net assets of the USGF for the period. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly upon documentation that expenses to be paid or assumed by the Manager have been paid on a timely basis and the appropriate reserves for anticipated expenses of the Fund have been provided for ("Documentation"). If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above; provided however, that the Fund may reserve final payment of any amounts due pending presentation of documentation that the expenses to be paid or assumed by the Manager have in fact been paid. Subject to the provisions of paragraph 13 hereof, payment of the Manager's compensation for the preceding month shall be made as promptly as possible following the submission to the Fund of Documentation after completion of the computations contemplated by paragraph 13 hereof.

     13. Expense Limitation. In the event the operating expenses of the USGF including all management fees, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitation applicable to the USGF imposed by the securities laws or regulations thereunder of any state or jurisdiction in which the USGF's shares are qualified for sale, as such limitations may be raised or lowered from time to time, the Manager shall reduce its management fee to the extent of such excess and, if required, pursuant to any such laws or regulations, will reimburse the Fund for any annual operating expenses (after reductions of all management fees) in excess of any expense limitation that may be applicable; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commission and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund and attributable to the USGF. Such reduction, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expense limitation applicable to the USGF as at the end of the last business day of the month. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Manager's fee shall be applicable.

     14. Non-Exclusivity. The services of the Manager to the USGF are not to be deemed to be exclusive, and the Manager shall be free to render investment advisory, investment management and corporate administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that the employees of the Manager and the officers or directors of Reich & Tang Asset Management, Inc., the sole general partner of the Manager, may serve as officers or directors of the Fund, and that officers or directors of the Fund may serve as employees of the Manager or as officers or directors of Reich & Tang Asset Management, Inc. to the extent permitted by law; and that the employees of the Manager and the officers and directors of Reich & Tang Asset Management, Inc. are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

     15. Non-Exclusive Use of the Name "Cortland". The Fund acknowledges that it adopted its name through the permission of the Manager. The Manager hereby consents to the non-exclusive use by the Fund of the name "Cortland" only so long as the Manager serves as the Series' manager. The Fund covenants and agrees to protect, exonerate, defend, indemnify and hold harmless the Manager, its officers, agents and employees from and against any and all costs, losses, claims, damages or liabilities, joint or several, including all legal expenses which may arise or have arisen out of the Fund's use or misuse of the name "Cortland" or out of any breach of or failure to comply with this paragraph 15.

     Neither the Fund nor the USGF shall distribute or circulate any prospectus, proxy statement, sales literature, promotional material or other printed matter required to be filed with the Securities and Exchange Commission under Section 24(b) of the 1940 Act which contains any reference to the Manager or using the name "Cortland" without the prior approval of the Manager and shall submit all such materials requiring approval of the Manager in draft form, allowing sufficient time for review by the Manager and its counsel prior to any deadline for printing. If the Manager or any successor to its business shall cease to furnish services to the USGF under this Agreement or similar contractual arrangement, the Fund:

          (a) as promptly as practicable, will take all necessary action to cause its Articles of Incorporation to be amended to accomplish a change of name; and

          (b) within 90 days after the termination of this Agreement or such similar contractual arrangement, shall cease to use in any other manner, including but not limited to use in any prospectus, sales literature or promotional material, the name "Cortland" or any name, mark or logotype derived from it or similar to it or indicating that the USGF is managed by or otherwise associated with the Manager.

     16. Term. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect, subject to paragraph 17 hereof, for a period of two years from the date hereof.

     17. Renewal. Following the expiration of its initial term, the Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

          (a) (i) by the Fund's Board of Directors or (ii) by the vote of a majority of the USGF's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act); and

          (b) by the affirmative vote of a majority of the directors who are not parties to this Agreement or interested persons of a party to this Agreement (other than as a director of the Fund), by votes cast in person at a meeting specifically called for such purpose.

     18. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's Board of Directors or by vote of a majority of the USGF's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), or by the Manager, on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" having the meaning defined in Section 2(a)(4) of the 1940 Act.

     19. Liability of Manager. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager or its officers or employees, or the officers, directors or employees of its sole general partner, Reich & Tang Asset Management, Inc., or reckless disregard by the Manager of its duties under this Agreement, the Manager shall not be liable to the Fund or to any stockholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may by sustained in the purchase, holding or sale of any security, provided however, that the Manager shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services described in paragraph 8 hereof, but assumes no responsibility and shall not be liable for loss or damage due to errors in connection with services provided under paragraph 8 unless said error is caused by the Manager's negligence, bad faith or willful misconduct or that of its employees.

     20. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund and the Manager for this purpose shall be 600 Fifth Avenue, New York, New York 10020.

     21. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in the provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                      CORTLAND TRUST, INC.


                      By: /s/ Steven W. Duff
                         ---------------------------------------
                             President


Attest:


/s/ Bernadette N. Finn
Secretary


                           REICH & TANG ASSET MANAGEMENT, L.P.

                           By:      REICH & TANG ASSET
                                    MANAGEMENT, INC.
                                    General Partner


                           By: /s/ Richard DeSanctis
                               -----------------------------------


Attest:


/s/ Bernadette N. Finn
Secretary